Exhibit 99.k1

Services Agreement

This Services Agreement (the “Agreement”) is entered into as of [        ], 2022 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”);

2.	DST Asset Manager Solutions, Inc., a company incorporated in the Commonwealth of Massachusetts (“SS&C DST,” and collectively with SS&C ALPS, “SS&C”); and

3.	Ares Private Markets Fund, a Delaware statutory trust that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, closed-end management investment company (collectively with its wholly-owned direct or indirect subsidiaries as shown in Schedule B hereto, as such may be amended from time to time, the “Fund”).

Fund, SS&C ALPS, SS&C DST and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.          As used in this Agreement, the following terms have the following meanings:

(a)            “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)            “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the (x) right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person or (y) the power to direct or cause the direction of the management or policies of a Person by contract or otherwise.

(c)            “Business Day” means a day, other than a Saturday or Sunday, on which the New York Stock Exchange is open for business.

(d)            “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)            “Client Data” means all data of Fund (or, if Management receives Services on behalf of Fund, Management), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund or Management and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)            “Confidential Information” means any information about Fund, Management or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)            “Data Supplier” means a supplier of Market Data.

(h)            “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(i)            “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)            “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)            “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l)             “Management” means Fund’s officers, trustees, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of Fund.

(m)           “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(n)            “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(o)            “Services” means the services listed in Schedule A.

(p)            “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(q)            “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(r)            “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.          Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.          Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.          Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.          The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.          Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Fund. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a changes in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2.          Fund agrees to pay, the fees, charges and expenses in accordance with, and in the manner set forth in, the fee letter (the “Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3.          In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to (i) one or more of its Affiliates or (ii) with the prior written consent of Fund (which shall not be unreasonably withheld or revoked), other Persons, provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of Client Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

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2.4.          [Reserved]

3.	Responsibilities

3.1.          The management and control of Fund are vested exclusively in Fund’s board of trustees (“Board”) and, as delegated by the Board, certain Management entities, subject to the terms and provisions of Fund’s Governing Documents. Fund and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a)            Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

(b)            Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)            Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)            Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2.          The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.          Fund is solely and exclusively responsible for ensuring that it complies with applicable Law and its Governing Documents. It is Fund’s responsibility to provide all final Governing Documents as of the Effective Date. Fund will notify SS&C in writing of any changes to its Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect. Except as otherwise set forth herein, SS&C is not responsible for monitoring compliance by Fund or Management with (i) Law, (ii) Fund's Governing Documents or (iii) any investment restrictions.

3.4.          In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund and Management in connection with the Services and (ii) not be disseminated by Fund or Management or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Fund on Market Data provided by a Data Provider or the provision of Market Data in connection with this Agreement.

3.5.          Fund shall deliver, and make reasonable best efforts to ensure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons acting on its behalf promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to Fund. Fund shall deliver or arrange with each such Person to deliver such information and materials on a timely basis.

3.6.          Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

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3.7.          Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or Management. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members or Management (including its investment adviser or sub-adviser), each at Fund’s reasonable expense.

4.	Term

4.1.          The initial term of this Agreement will be from the Effective Date through the date ending August 3, 2023 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one (1) year each unless either SS&C or Fund provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1.          SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)            The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)            The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is Fund, it becomes subject to a material Action or an Action that SS&C reasonably determines could cause SS&C reputational harm, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of the Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs, the termination will become effective on the date stated in the written notice of termination, which date shall not be less than 90 calendar days from the date of such notice of termination.

5.2.          [RESERVED]

5.3.          Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to Fund, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in the Fee Letter for the balance of the unexpired portion of the Term. In the event that Fund wishes to retain SS&C to perform additional transition or related post-termination services, including providing data and reports in new formats, Fund and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or the Fee Letter, as appropriate.

5.4.            Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

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6.	Limitation of Liability and Indemnification

6.1.          Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Fund for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall SS&C Associates be liable to Fund for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties, except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed 3 times the fees paid by that Fund to SS&C under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

6.2.          With the exception of Market Data, SS&C shall indemnify, defend, and hold harmless Fund and its Affiliates, members, shareholders, directors, officers, partners and employees from and against Losses (including reasonable legal fees and costs to enforce this provision) that Fund or its Affiliates suffer, incur, or pay as a result of any Claim brought by a third party that the Services infringe, or cause the infringement of, the intellectual property rights of a third party, except to extent such infringement is a result of or arises out of (i) improper use of the Services or any SS&C Property by Fund or its Affiliates, (ii) modifications to the Services or SS&C Property made by Fund or its Affiliates not previously authorized in writing by SS&C, (iii) Fund or its Affiliates not complying with instructions or designs required by SS&C, (iv) use of the Services or SS&C Property by Fund or its Affiliates in breach of this Agreement, or (v) the combination of the Services or SS&C Property by Fund or its Affiliates with products or systems other than those provided for use with the Services by, or authorized in writing by, SS&C. SS&C may discharge its indemnity obligation by, at its sole option and expense (a) procuring any right to allow Fund to continue to receive the infringing part of the Services, (b) modifying, amending or replacing the infringing part of the Services with other services that deliver substantially the same capabilities, or (c) terminating the infringing part of the Services, provided that SS&C shall in such case refund any fees paid in advance by the Fund with respect thereto.

6.3.          Further, and notwithstanding anything herein to the contrary, with respect to "as of" adjustments, ALPS will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of securityholder instructions, but ALPS will discuss with the Fund ALPS's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, ALPS in its discretion believes ALPS’s conduct was culpable and ALPS’s conduct is the sole cause of the loss.  A loss is “material” for purposes of this Section  when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time).  When ALPS concludes that it should contribute to the settlement of a loss, ALPS’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

7.	Representations and Warranties

7.1.          Each Party represents and warrants to each other Party that:

(a)            It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)            Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

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(c)            It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)            The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.          Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Governing Documents to enter into and perform this Agreement; (iv) the Board has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.          SS&C represents and warrants to Fund that:

(a)            To the best of its knowledge, no legal or administrative proceedings have been instituted or threatened which would impair SS&C's ability to perform the Services under this Agreement.

(b)            It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations as provided in this Agreement.

(c)            It has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services, will provide Fund with a summary of its business continuity policies, will test its business continuity procedures at least annually.

(d)            SS&C DST represents that it is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the Securities Exchange Act of 1934, as amended (the "1934 Act"), including Section 17(A)(c) of the 1934 Act.

8.	Client Data

8.1.          Fund or Management (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C and Fund, all Client Data shall remain the property of Fund to which such Client Data relate. Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.          SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law (including Rules 31a-2 and 31a-3 of the 1940 Act) or its internal policies.

8.3.          SS&C agrees that all Client Data that it maintains for Fund (excluding SS&C Property) is the property of Fund and, subject to Section 5.3, agrees to deliver such records to Fund (or Management on Fund’s behalf) upon request.

8.4.          SS&C will only dispose of Client Data at the request of Fund (or Management on Fund’s behalf) and in compliance with applicable Law.

8.5.          Upon at least 30 days’ written notice from Fund to SS&C, Fund, through Management or its other agents (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over Fund (each, a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). Fund shall to the best of its ability accommodate SS&C requests to reschedule any Review based on the availability of required resources. With respect to any Review, Fund shall:

(a) Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.

(b) Pay SS&C’s reasonable costs, including staff time at standard rates for up to 200 hours; provided that any such costs in excess of those incurred for up to 200 hours of staff time at standard rates must be pre-approved by Fund.

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(c) Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical, computer and network security, business continuity, safety and security.

(d) Ensure that all Reviewers agree in writing to confidentiality obligations substantially similar to, and no less protective than, those set forth in this Agreement (which Fund shall provide to SS&C upon request).

(e) Except for mandatory Reviews by Government Authorities, be limited to 1 Review per calendar year.

9.	Data Protection

9.1.            From time to time and in connection with the Services SS&C may obtain access to certain personal data from Fund or from Fund investors and prospective investors. Personal data relating to Fund and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Fund investors or prospective investors will be processed by and on behalf of SS&C in accordance with applicable Law. Fund consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

9.2.            Without prejudice to SS&C’s obligations under Section 9.1, SS&C will:

(a) Implement and maintain policies and procedures that are reasonably designed to protect against unauthorized access to or use of Fund and Management personal information and Confidential Information maintained by SS&C or any SS&C Associate that could result in material harm or inconvenience to Fund and Management, or Fund investors; and

(b)  Have its policies and procedures that materially relate to the measures described in this paragraph tested or evaluated by a third party at least annually.

9.3.          Without prejudice to SS&C’s obligations under Section 9.1, SS&C will promptly investigate material incidents of unauthorized access to or loss of Fund and Management personal information and Confidential Information maintained by SS&C or any SS&C Associate (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise SS&C’s investigation, promptly notify Fund after becoming aware of any Data Breach. SS&C acknowledges that Fund is responsible for making notifications related to a Data Breach that are required by applicable Law, and SS&C will work with Fund in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to Fund (or Management on behalf of Fund) the corrective actions. SS&C will reasonably cooperate with Fund (or Management on behalf of Fund) in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.4.          At the request of Fund, on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide Fund (or Management on behalf of Fund) with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), and any requested bridge letter upon request, as applicable to the Services.

10.	SS&C Property

10.1.            SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1.        Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.        Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees, counsel and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

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(b)	In the case of SS&C, to Fund and each SS&C Associate, Fund Representative, investor, bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.        Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.        SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.

11.5.        Upon the prior written consent of the Management or Fund, SS&C shall have the right to identify Fund or Management in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, which shall not be unreasonably delayed, withheld or conditioned, Fund or Management shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit SS&C from using any Fund or Management data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

12.	Notices

12.1.        Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail:   notices@sscinc.com

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If to Fund:

Ares Private Markets Fund

Ares Capital Management II LLC

245 Park Avenue, 44th Floor

New York, NY 10167

Attention:   [______________]

E-mail:    [________________]

13.	Miscellaneous

13.1.        Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.        Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund or SS&C, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C or Fund, such consent not to be unreasonably withheld, conditioned or delayed. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund consent, Fund may terminate this Agreement by written notice to SS&C within 90 days of receiving notice of such assignment or transfer.

13.3.        Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.        Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.        Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Fund or any other Person for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.        Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7.        Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Fund understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8.        No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

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13.9.        No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Fund nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates who has been materially involved in the provision of the Services without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund or Management from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Fund or Management employs or engages any SS&C Associate who has been materially involved in the provision of the Services during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C, however, the foregoing shall not apply where Management solicited employees through general advertising not targeted specifically at any or all SS&C Associates.

13.10.      No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.      Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.      Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund is a party or otherwise related to Fund, Fund shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13.      Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14.      Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.      Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*         *         *

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC., DST ASSET MANAGER SOLUTIONS, INC.	ARES PRIVATE MARKET FUND
By:	By:

Name:	Name:

Title:	Title:

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Schedule A

A.	ServicesGeneral

1.	As used in this Schedule A, the following terms have the meanings ascribed to them below:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“AML” means anti-money laundering and countering the financing of terrorism.

(iii)	“Bank” shall mean a nationally or regionally known banking institution;

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(vi)	“investor” or “securityholder” means an equity owner in Fund, whether a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise. A “prospective investor” means an applicant to become an investor.

(vii)	“IRA” shall mean Individual Retirement Account;

(viii)	“NAV” means net asset value.

(ix)	“Procedures” shall collectively mean SS&C DST’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(x)	“Program” shall mean Networking, Fund Serv or other DTCC program;

(xi)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and

(xii)	"TA2000 System" shall mean SS&C DST’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	Fund acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for the SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	Notwithstanding anything in this Agreement to the contrary, SS&C ALPS is responsible for providing the Services listed under Section B “SS&C Fund Administration and Accounting Services” while SS&C DST is responsible for providing all other Services.

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B.	SS&C Fund Administration and Accounting Services and Terms

The following Services will be performed by SS&C under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Registered Fund Administration Service

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing.

(ii)	Prepare Form N-CEN

(iii)	Coordinate filing of Form N-CEN with the SEC.

(iv)	Host annual audits.

(v)	Prepare required reports for quarterly Board meetings.

(vi)	Monitor expense ratios.

(vii)	Maintain budget vs. actual expenses.

(viii)	Manage Fund invoice approval and bill payment process.

(ix)	Assist with placement of Fidelity Bond and D&O/E&O insurance.

Tax Administration

(i)	Calculate dividend and capital gain distribution rates.

(ii)	Assist with quarterly Subchapter M compliance monitoring and reporting as requested.

(iii)	Provide tax re-allocation data for shareholder 1099 reporting.

(iv)	Prepare and distribute 19a-1 statements as required.

(v)	Prepare ROCSOP and required tax designations for Annual Report.

(vi)	Prepare and coordinate filing of income and excise tax returns (with audit firm to sign all returns as paid preparer).

(vii)	Calculate / monitor book-to-tax differences.

Legal Administration

(i)	Coordinate the preparation and filing of tender offers (preparation of notices and circulation of draft notices to Fund, Management, Fund counsel, internal personnel, and Fund’s transfer agent (including drafts).

(ii)	Coordinate annual updates to one Prospectus for Fund and the statement of additional information.

(iii)	Coordinate standard layout and printing of a Prospectus for each Fund.

(iv)	Coordinate the filing of Form N-CSR and N-PX.

(v)	Coordinate EDGARization and filing of above-referenced SEC documents.

(vi)	Prepare, compile and distribute quarterly Board meeting materials.

(vii)	Participate telephonically in quarterly Board meetings and prepare initial drafts of quarterly Board meeting minutes.

Compliance Administration

(i)	Perform daily prospectus & SAI, SEC investment restriction monitoring.

(ii)	Provide warning / Alert notification with supporting documentation.

(iii)	Provide quarterly compliance testing certification to the Board

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Fund Accounting

(i)	Calculate periodic (no more frequent than monthly) net asset values (“NAVs”) (as applicable) as required by Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code.

(ii)	Transmit NAVs to Management and other third parties.

(iii)	Reconcile cash and investment balances with the custodian.

(iv)	Provide data and reports to support preparation of financial statements and filings.

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act.

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies.

(vii)	Participate, when requested, in Valuation Committee meetings as a non-voting member.

(viii)	Prepare and file Form N-PORT.

(ix)	Coordinate reporting to outside agencies including Morningstar, etc.

(x)	Calculate monthly SEC standardized total return performance figures.

Portfolio Administration

(i)	Independently capture investment documents including purchase agreements, capital call and distribution notices, financial statements, capital account statements and K-1s.

(ii)	Prepare and review Fund bank account reconciliations on a monthly basis, with respect to Fund’s investment portfolio.

(iii)	Record the following transactions / items:

a.	Investment purchase and follow-on transactions

b.	Investment distributions and in-kind sale proceeds based on client adopted realized gain/loss methodology

c.	Investment income / expense (annually capture management fees, carry, and other expenses)

d.	Capture valuations (e.g. capital accounts statements independently received by Management and valuation adjustments provided by Fund)

(iv)	Manage investment-related cash processing for follow-ons capital calls inclusive of wire initiation and first level review and monitoring income expected cash distributions from the investments.

(v)	Track commitments and remaining commitments for Fund’s investment portfolio.

(vi)	Provide investment level reporting including cost and value roll forwards.

(vii)	Support the annual Fund audit, including establishing timelines for SS&C deliverables, and answering investment specific questions as appropriate. Fund to maintain information regarding 5% look through disclosure.

Subsidiary Services – SPV

Fund Administration (SPV)

(i)	Preparation of consolidated financial statements

(ii)	Auditor coordination

Fund Accounting (SPV)

(i)	Calculate NAVs monthly for the SPV

(ii)	Apply monthly NAVs and distributions to the SPV from the Master Fund

(iii)	Apply monthly capital stock transactions and/or cash flows as directed by the advisor Account for investments in the Master Fund as directed by the advisor

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(iv)	Accrue SPV expenses as directed by the advisor

(v)	Account for estimated or actual tax liability (if applicable) as directed by the advisor and/or tax agent

(vi)	Reconcile cash, investment balances, and shares outstanding with the custodian

(vii)	Transmit net asset values to the advisor

(viii)	Provide data and reports to support preparation of financial statements

Notes and Terms to SS&C ALPS Services

1.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund or Management. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund or Management.

2.	SS&C ALPS agrees to provided portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Management. SS&C ALPS will report violations, if any, to Management and Fund’s Chief Compliance Officer promptly following discovery.

3.	SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund or its Management of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

C.	SS&C DST Transfer Agency Services and Terms

Transfer Agency

1.	SS&C DST, utilizing TA2000TM, its computerized data processing system for security holder accounting (the "TA2000 System"), will perform the following services:

(i)	Issue, transfer and redeem book entry shares or cancel share certificates as applicable.

(ii)	Maintain security holder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C DST from Fund, Management, Fund's distributor, Fund’s custodian or any other person whom Fund names in writing to SS&C DST (each an “Authorized Person”), broker-dealers or security holders.

(iii)	When and if Fund participates in the Depository Trust Clearing Corporation (“DTCC”), and to the extent SS&C DST supports the functionality of the applicable DTCC program (i.e., AIP, Networking, Fund Serv, each, the “Program”), SS&C DST will:

(a)	Accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of Fund shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C DST by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the dealer file maintained by SS&C DST.

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(b)	Issue instructions to Fund’s banks for the settlement of transactions between Fund and DTCC (acting on behalf of its broker-dealer and bank participants).

(iv)	Provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules.

(v)	Maintain security holder accounts on TA2000 through the Programs.

(vi)	Provide transaction journals.

(vii)	Prepare security holder meeting lists for use in connection with the security holder meetings and certify a copy of such list.

(viii)	Withhold, as required by federal law, taxes on security holder accounts, perform and pay backup withholding as required for all security holders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or 1099 data file, as applicable, to Fund’s vendor of choice.

(ix)	Disburse income dividends and capital gains distributions to security holders and record reinvestment of dividends and distributions in shares of Fund.

(x)	Provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund or Management.

(xi)	Maintain those records necessary to carry out SS&C DST's duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares.

(xii)	Calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determine the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C DST by Fund's distributor or any other Authorized Person from time to time, disburse dealer commissions collected to such dealers, determine the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer.

(xiii)	Receive correspondence pertaining to any former, existing or new security holder account, process such correspondence for proper recordkeeping, and respond promptly to security holder correspondence.

(xv)	Process, generally on the date of receipt, purchases, or instructions, as applicable, to settle any mail or wire order purchases received in proper order. Process requests received in proper order for repurchase or tender events in the frequency as set forth in the offering documents or filing, and reject promptly any requests not received in proper order (as defined by an Authorized Person).

(xvi)	Provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. For clarification, with respect to obligations, Fund is responsible for any registration or filing with a Governmental Authority or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold. SS&C DST’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000. It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C DST, to ensure accuracy. SS&C DST is not responsible in any way for Claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C DST Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state).

(xvii)	Provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000.

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2.	At the request of an Authorized Person, SS&C DST shall use reasonable efforts to provide the Services set forth in Section C of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C DST to use methods and procedures other than those usually employed by SS&C DST to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C DST after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C DST, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.	SS&C DST shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund's instructions, prospectus or application as amended from time to time, for Fund, provided SS&C DST is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C DST as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C DST's cost of performing the services required hereunder at the current level of service, SS&C DST shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C DST shall be entitled to increase its fees by the amount of the increase in costs.

4.	The Fund acknowledges that SS&C DST is currently using, and will continue to use, SS&C Affiliates to assist with software development and support projects for SS&C DST and/or for the Fund. As part of such support, the Fund acknowledges that such SS&C Affiliates may access the Fund Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.). SS&C DST, on behalf of SS&C Affiliates, agrees that such SS&C Affiliates shall not share such Fund Confidential Information for any purposes except to provide services under this Agreement.

5.	The parties agree that to the extent that SS&C DST provides any Services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C DST will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C DST will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C DST in connection with all of the Services that are to be provided by SS&C DST under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C DST of Fund in this regard.

6.	Fund instructs and authorizes SS&C DST to provide the Services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Fund. Fund acknowledges and agrees that as part of such Services, SS&C DST will act as service provider to the custodian for such IRAs.

7.	Upon receipt of Fund’s written request, SS&C DST shall provide transmissions of shareholder activity to the print vendor selected by Fund.

8.	Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C DST to be duly authorized. SS&C DST reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by the Fund.

9.	Changes and Modifications.

(i)	SS&C DST shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given ninety (90) days’ prior notice to allow Fund to change its procedures and SS&C DST provides Fund with revised operating procedures and controls.

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(ii)	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C DST. The parties recognize that during the Term of this Agreement Fund will disclose to SS&C DST Confidential Information and SS&C DST may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information, Fund hereby consents to SS&C DST’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C DST and (ii) the Fund hereby grants SS&C DST a perpetual, nonexclusive license for the sole purpose to incorporate and retain in such Deliverable(s) Confidential Information of the Fund. All Confidential Information of Fund shall be and shall remain the property of Fund.

10.	Fund Obligations.

(i)	Fund agrees to use its reasonable efforts to deliver to SS&C DST in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

(ii)	Fund will provide SS&C DST written notice of any change in Authorized Personnel as set forth on Schedule B.

(iii)	Fund will notify SS&C DST of material changes to its Governing Documents (e.g. in the case of recapitalization) that impacts the services provided by SS&C DST under the Agreement.

(iv)	If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund shares, Fund or Management will give prompt notice thereof to SS&C DST.

(v)	Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with Fund or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C DST with a minimum of three (3) months’ notice before the accounts are deconverted from SS&C DST, or (2), if 12 months’ notice is not possible, Fund shall compensate SS&C DST by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

11.	Compliance.

(i)	SS&C DST shall perform the Services under this Schedule A in conformance with SS&C DST's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable Law that SS&C DST has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

12.	Bank Accounts.

(i)	SS&C DST, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C DST shall deposit the funds SS&C DST receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C DST on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C DST, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C DST’s obligations under the Agreement. SS&C DST, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C DST to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

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(ii)	SS&C DST is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

13.	Records. SS&C DST will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C DST on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)	Annual purges by August 31: SS&C DST and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Letter.

(ii)	Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for seven (7) years.

(iii)	Purged history retention options (entail an additional fee): For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

14.	Disposition of Books, Records and Canceled Certificates. SS&C DST may send periodically to Fund, or to where designated by Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by Fund without the consent of SS&C DST (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

Transfer Agency Compliance

1.	In connection with performing the Services under the Agreement, SS&C DST is responsible for the requiring of proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of security holder accounts, transfers, redemptions and other security holder account transactions, all in conformance with SS&C DST's present procedures as set forth in its Legal Manual, Third Party Check Procedures, Check writing Draft Procedures, Compliance + and Identity Theft Programs and Signature Guarantee Procedures (collectively the "Procedures") with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C DST's counsel and the rejection of orders or instructions not in good order in accordance with the applicable offering documents or the Procedures.

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2.	SS&C DST shall assist Fund to fulfill certain of its responsibilities under certain provisions of USA PATRIOT Act, Sarbanes-Oxley Act, Title V of Gramm Leach Bliley Act, the Red Flags Regulations promulgated jointly by the Office of the Comptroller of the Currency, Treasury; Board of Governors of the Federal Reserve System; Federal Deposit Insurance Corporation; Office of Thrift Supervision, Treasury; National Credit Union Administration; and Federal Trade Commission implementing Section 114 of the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”) and final rules implementing Section 315 of the FACT Act, and the applicable federal securities laws (collectively the “Reform Regulations”), by complying with Compliance +™, a compliance program that focuses on certain business processes that represent key activities of the transfer agent/service provider function (the “Compliance + Program”), a copy of which has hitherto been made available to each Fund. These business processes are anti-money laundering, identity theft, red flag reporting, certificate processing, correspondence processing, fingerprinting, lost security holder processing, reconciliation and control, transaction processing, transfer agent administration and safeguarding fund assets and securities. SS&C DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. SS&C DST shall provide you with written notice of any such changes.

3.	SS&C DST shall (i) perform the procedures set forth in the Compliance + Program, as amended by SS&C DST from time to time, which pertain to SS&C DST’s performance of those transfer agency services in accordance with the terms and conditions set forth in the Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that SS&C DST’s employees act in accordance with the Compliance + Program, and (iii) provide Fund with written notice of any material changes made to the Program as attached hereto.

4.	Notwithstanding the foregoing, SS&C DST’s obligations shall be solely as are set forth in this Section and in the Compliance + Program, as amended, and any of obligations under the Reform Regulations that SS&C DST has not agreed to perform on Fund’s behalf under the Compliance + Program or under the Agreement shall remain Fund’s sole obligation.

5.	SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund or Management. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund or Management.

D.	Blue Sky Services (applicable to Closed End RIC Fund only)

1.	Management Responsibilities. In connection with the provision of the Services by SS&C DST, Management shall:

(i)	Identify the states and territories where the Fund’s shares will be offered for sale;

(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;

(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by the Fund and coded on the Fund’s Transfer Agent’s system;

(iv)	Provide written instructions in SS&C DST’ standard format to implement systematic exemptions and exclusions from reporting where practicable on the Fund’s Transfer Agent system or the SS&C DST Blue Sky software system;

(v)	Provide written instructions to SS&C DST to remove current permit period sales from SS&C DST’ Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

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(vi)	Facilitate the issuance of a limited power of attorney in favor of SS&C DST in the form set forth in Appendix I to Schedule A to this Agreement in order that SS&C DST may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of the Fund;

(vii)	To the extent Management is notified by an intermediary of new sales data feeds, notify SS&C DST in writing of any changes to or additions of Blue Sky sales data feeds and work with SS&C DST to facilitate the necessary updates;

(viii)	Serve as liaison with the Fund to facilitate the transmission of wire transfers for payment by the Fund for invoiced state fees as needed; and

(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C DST that a direct broker Blue Sky sales feed is available for activation.

2.	SS&C DST Responsibilities. Upon request and with at least 60 days’ prior written notice by Management, with respect to a particular Fund, SS&C DST will provide Management with Blue Sky services, which will include the following:

(i)	File Initial Notice Filings, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(ii)	File the Fund’s renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories;

(iii)	File the Fund’s sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;

(iv)	Invoice the Fund for fees owed to each state in accordance with procedures agreed upon in writing by Fund and SS&C DST;

(v)	At the direction of Management, make payments, at the expense of the Fund, of Notice Filing fees;

(vi)	File the Prospectuses and Statements of Additional Information and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

(vii)	File annual reports to the extent required by the applicable laws of the states and territories;

(viii)	File all necessary notices to permit the Fund (or class of the Fund, as applicable) that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;

(ix)	File all correspondence and related documentation so as to provide notice of the Fund’s intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

(x)	Advise Management prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;

(xi)	Provide Management information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;

(xii)	Include in sales report filings, all sales reported to SS&C DST via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Fund’s prior Blue Sky vendor, or (b) confirmed in writing by Management to be activated, less any exempt sales that the Fund has directed SS&C DST in writing to remove prior to such filing.

(xiii)	At the direction of the Fund, serve as liaison between the Fund and the applicable Blue Sky jurisdiction:

(xiv)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

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(xv)	Conduct annual due diligence reviews;

(xvi)	In the event that SS&C DST becomes aware of the sale of the Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C DST shall report such information to Management and Management shall instruct SS&C DST with respect to the corrective action to be taken;

(xvii)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the Fund’s shares will be offered, in the form of and as required by the applicable laws of the states and territories; and

(xviii)	Perform such additional services as SS&C DST and Management may agree upon in writing and added to this Agreement by amendment.

E.	Additional Terms Applicable to Services

1.	Fund acknowledges that SS&C may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C’ completion of a reconciliation of the assets reported by the parties. Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C. SS&C may rely, and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

SS&C shall utilize one or more pricing services, as directed by Fund or Management. Fund or Management shall identify in writing to SS&C the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Report Mod Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)	In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by SS&C or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Fund acknowledges that Market Data is proprietary to SS&C Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C Associates or Data Supplier, as applicable. Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)	Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

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(iii)	No SS&C Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C will endeavor, upon receipt of notice from Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)	Notwithstanding anything in this Agreement to the contrary, no SS&C Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C Associate(s), Fund or any other Person on such Market Data. Further, Fund shall indemnify all SS&C Associates and applicable Data Suppliers against, and hold such SS&C Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

F.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

(vi)	Is not Fund’s tax or legal advisor and does not provide any tax or legal advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

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(ii)	SS&C grants to Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Fund will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s Web Portal.

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Schedule B

The following are parties to this Agreement and agree to be bound by all the terms and conditions contained in the Agreement:

Ares Private Markets Fund

Ares Landmark Private Markets Fund-D, LLC (not registered under the 1940 Act)

Ares Private Markets Fund Blocker, LLC (not registered under the 1940 Act)

Ares Landmark Private Markets Fund-D Blocker, LLC (not registered under the 1940 Act)

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